Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. APPOINTS

JOHN W. SWEET TO ITS BOARD OF DIRECTORS

Virginia Beach, VA – October 6, 2016 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, today announced that it has appointed John W. Sweet to the Company’s Board of Directors, effective October 5, 2016. Mr. Sweet will also serve on Wheeler’s Board of Directors’ Finance and Investment Committees. Mr. Sweet has over 40 years of financial and organizational management experience in executive management positions within the real estate, banking, and finance industries. As of Mr. Sweet’s appointment, Wheeler’s Board has nine members with seven of those members being independent.

Mr. Sweet is the co-founder and Chief Investment Officer at Physicians Realty Trust (NYSE:DOC), a self-managed healthcare real estate investment trust. In this position, Mr. Sweet is responsible for managing and monitoring investment activity, working with external analysts and developing strategic asset-allocation plans. Prior to joining Physicians Realty Trust, Mr. Sweet was a Managing Director for the privately owned, full-service, specialty investment firm, Ziegler. While at Ziegler, Mr. Sweet assisted in the financing and then management of a medical office building investment fund which became the initial core portfolio for Physicians Realty Trust. In 2002, Mr. Sweet also cofounded Windrose Medical Properties Trust, a publicly traded medical office REIT that was sold to Healthcare REIT (NASDAQ:HCN) in 2006.

Mr. Sweet received a Bachelor of Business Administration from St. John Fisher College and a Master of Business Administration from Rochester Institute of Technology.

Jon S. Wheeler, Chairman and CEO, stated, “We are delighted to welcome John to the Company’s Board of Directors. John brings with him a deep understanding of real estate investment trusts and has earned great success in his career. We are confident that his knowledge of the capital markets and strong background in real estate will lend itself nicely to the Company’s Board and that his leadership skills will make a valuable contribution to our team.”

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-

Wheeler Real Estate Investment Trust Inc. October 6, 2016	Page 2

producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Wilkes Graham		Terry Downs
Chief Financial Officer		Associate
(757) 627-9088		(212) 836-9615
wilkes@whlr.us		tdowns@equityny.com

Laura Nguyen		Adam Prior
Director of Capital Markets		Senior Vice-President
(757) 627-9088		(212) 836-9606
lnguyen@whlr.us		aprior@equityny.com

Robin Hanisch

Corporate Secretary

(757) 627-9088

robin@whlr.us